EXHIBIT 8

Baker & Hostetler LLP
3200 National City Center
1900 East 9th Street
Cleveland, OH 44114-3485

T 216.621.0200
F 216.696.0740
www.bakerlaw.com
February 23, 2009
Associated Estates Realty Corporation
1 AEC Parkway
Richmond Heights, Ohio 44143

Re:	Qualification as a REIT
Ladies and Gentlemen:
     In connection with the Amendment No. 1 to the registration statement on Form S-3 to be filed with the SEC on the date hereof (the “Registration Statement”), you have requested our opinion regarding whether Associated Estates Realty Corporation (the “Company”) qualified as a real estate investment trust (“REIT”) for its taxable years ended December 31, 1993 through December 31, 2008, whether it was organized in conformity with the requirements for qualification as a REIT, and whether its method of operation enabled the Company to meet, and will enable it to continue to meet, the requirements for qualification and taxation as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”).
     This opinion is based on certain representations made by the Company as to factual matters as set forth in the registration statements on Forms S-3 and S-11 previously filed with the SEC (the “Prior Registration Statements”). In addition, this opinion is based upon a representation letter and certificate (the “Representation Letter”) certifying and covenanting, among other items, that the Company has made a timely election to be taxed as a REIT under the Code commencing with its initial taxable year ended December 31, 1993, and, commencing with such initial taxable year, the Company has operated and will continue to operate in accordance with the terms and provisions of its articles of incorporation and code of regulations and as described in the Registration Statement and the Prior Registration Statements. We have not attempted to verify independently such representations and statements, but in the course of our representation nothing has come to our attention that would cause us to question the accuracy thereof.
     Finally, for purposes of our review, we have also assumed, with your consent, the genuineness of all signatures on original or certified copies of documents we have examined, the legal capacity of natural persons, the authority of any individual or individuals who executed any such documents on behalf of any other person, the authenticity of all documents submitted to us as originals and the conformity to original or certified copies of all copies submitted to us as certified or reproduction copies.
Cincinnati     Cleveland     Columbus     Costs Mesa     Denver     Houston     Los Angeles      New York     Orlando     Washington, DC

     Based on the Representation Letter and subject to the foregoing and to the qualifications below, it is our opinion that the Company qualified as a REIT for its taxable years ended December 31, 1993 through December 31, 2008, the Company is organized in conformity with the requirements for qualification as a REIT under the Code, and the Company’s current and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT for its current and subsequent taxable years.
     The opinions set forth in this letter are based on existing law as contained in the Code and regulations promulgated thereunder, in effect on the date hereof, and the interpretations of such provisions and regulations by the Internal Revenue Service (the “IRS”) and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively, and to possibly different interpretations. Also, any variation from the factual statements set forth in the Registration Statement, the Prior Registration Statements or the Representation Letter may affect the conclusions stated herein. Moreover, the Company’s qualification and taxation as a REIT depends upon the Company’s ability to meet, through actual annual operating results, distributions to shareholders, asset composition levels, and diversity of share ownership, the various qualification tests imposed under the Code, the results of which will not be reviewed by Baker & Hostetler LLP. Accordingly, no assurance can be given that the actual results of the Company’s operations for any one taxable year will satisfy such requirements. We wish to point out that our opinion represents our best judgment of how a court would decide if presented with the issues addressed herein but, because our opinions are not binding upon the IRS or any court, there can be no assurance that contrary positions may not successfully be asserted by the IRS.
     This opinion is limited to the federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any state or locality. Additional issues may exist that could affect the federal tax treatment of the transactions or matters addressed above and our opinions do not consider or provide a conclusion with respect to any such additional issues. Our opinions are not written, and cannot be used, to avoid tax penalties with respect to any federal tax issues not addressed above. We undertake no obligation to update the opinions expressed herein after the date of this letter.

Very truly yours,

/s/ Baker & Hostetler LLP